Exhibit 10.66

EXECUTION VERSION

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Central European Distribution Corporation, a Delaware corporation. (the “Company”), and Christopher Biedermann (the “Executive”), dated as of September 14, 2012.

WHEREAS, the Executive is currently employed as Chief Financial Officer of the Company (“CFO”) pursuant to the Second Amended and Restated Employment Agreement dated as of October 13, 2011 (as amended, the “Employment Agreement”); and

WHEREAS, the Executive and the Company have mutually determined that it is in the best interest of the Company for the Executive to cease to serve as CFO and to continue to serve as a Consultant pursuant to the terms hereof; and

WHEREAS, the parties wish to set forth their mutual understanding as to their respective rights and obligations in connection with the foregoing;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Separation Date. For purposes of this Agreement, the “Separation Date” shall be September 14, 2012.

2.	Resignation. Effective as of the Separation Date, the Executive hereby irrevocably resigns his position as CFO and from all positions he currently holds with any subsidiary of the Company, and the Company hereby accepts such resignations. The Executive agrees to cooperate with the Company and to execute such documents and take reasonable actions as may be necessary or desirable to effectuate the foregoing.

3.	Consulting Period. Subject to the succeeding sentence hereof, the period from the Separation Date through December 14, 2012 shall be referred to as the “Consulting Period” during which the Executive shall serve the Company as an independent consultant in accordance with the terms set forth below. Upon ten (10) days’ prior notice to the Executive, the Company may cause the Consulting Period to end prior to December 14, 2012.

(a)	During the Consulting Period:

(i)	the Executive shall consult with and report to the Interim Chief Executive Officer of the Company (the “Interim CEO”) and/or the Interim Chief Financial Officer of the Company (the “Interim CFO”), or their respective designee, as needed, and shall have such duties and responsibilities as may be reasonably assigned to him from time to time by the Interim CEO, the Interim CFO or their respective designee, including but not limited to, the duties and responsibilities set forth on Appendix B annexed hereto;

(ii)	the Executive shall not have any executive responsibilities and, except as may be expressly granted to the Executive in writing, the Executive shall have no authority to obligate the Company in any manner, shall not enter into any contract on behalf of the Company, shall not, directly or indirectly, solicit for employment, or employ, any employee of the Company, or solicit or induce any such persons to leave the employ of or otherwise terminate their employment relationship with the Company, and shall not make any representation, warranty or other statement or take any action that may be construed by any third party to indicate that the Executive has any authority to obligate in any manner, or to enter into any contract on behalf of the Company;

(iii)	the Executive shall not, directly or indirectly, solicit any of the Company’s distributors, customers or suppliers with whom he was involved as part of his job responsibilities during his employment with the Company or regarding which or from whom he learned confidential information during his employment with the Company, without the prior express written consent of the Interim CEO or his designee;

(iv)	so long as the Executive has performed his consulting services hereunder (as determined in good faith by the Interim CEO), the Company shall pay to the Executive a consulting fee of twenty-seven thousand dollars ($27,000) per month, the first payment of which shall be made on October 14, 2012, and thereafter on November 14, 2012 and December 14, 2012 (except as hereinafter provided), it being understood that such amount shall be payable if the Company does not avail itself of the Executive’s consulting services; provided, however, that in the event the Consulting Period is terminated by the Company as described above, a final consulting payment, pro rated as necessary to reflect a period of less than one month, shall be made within two days following the end of the shortened Consulting Period; and provided further, that in no event shall the Executive be entitled to less than a minimum of twenty-seven thousand dollars ($27,000) for the Consulting Period; and

(v)	the Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities as a consultant, in accordance with the reimbursement policies of the Company that were in effect and applicable to the Executive during his period of employment by the Company.

(b) The Executive shall be solely responsible for the taxes due to any applicable taxing authority in respect of the payments and benefits provided by the Company to the Executive under this Section 3. The Executive hereby agrees to indemnify and hold harmless the Company for and taxes, interest, of penalty that may be assessed against the Company in respect of the payments and benefits provided by the Company to the Executive under this Section 3 that are subsequently determined to have been subject to deduction and remittance to any taxing authority.

4.	Severance Benefits.

(a) In connection with the Executive’s “separation from service” as of the Separation Date, but subject to the provisions of paragraph (b) below and to the conditions set forth in Section 9(h) of the Employment Agreement, (1) the Company shall pay or provide to the Executive, in a lump sum, the sum of one million seventy-three thousand twenty-two dollars ($1,073,022) (the “Severance Amount”), payable ten (10) days after this Agreement and the General Release and Waiver Agreement attached hereto as Appendix A are executed and delivered by the Executive to the Company, provided however, that such agreements and release are executed and delivered to the Company within 21 days following the Separation Date, and (2) the Executive shall continue to receive the benefits provided under Section 5(d) of the Employment Agreement for a period of eighteen (18) months following the Separation Date. For the sake of clarity, the Executive hereby acknowledges and agrees that, except as provided herein, he shall not be entitled to any other compensation or benefits pursuant to the Employment Agreement in connection with his separation from service (including but not limited to any compensation or benefits pursuant to Section 9(g) of the Employment Agreement and any compensation in consideration for not having been granted additional equity awards in January 2012) and that all unvested equity and other awards held by Executive as of the Separation Date shall be immediately forfeited in full.

(b) Payment of the Severance Amount, less any required tax withholdings (such net amount, the “Net Severance Amount”), shall be made via deposit to a separate bank account in the Executive’s name, which account shall be reasonably acceptable to the Company. The Executive acknowledges and agrees that, until the earlier of December 31, 2012 or completion of the current investigation being conducted by the Audit Committee of the Company’s Board of Directors (the “Board”) relating to the restated financial statements of the Company (the “Investigation”), he shall not withdraw (or cause to be withdrawn) from such account any portion of the Net Severance Amount. The Executive acknowledges that the Company hereby reserves its rights and remedies against the Executive solely based on the facts made known to it as a result of the Investigation. Should the Board conclude in good faith, based upon the results of the Investigation, that it has adequate grounds to have terminated Executive’s employment for “Cause” (within the meaning of Section 8(b)(ii) of the Employment Agreement) (the “Board Finding”), Executive’s employment shall be deemed to have terminated for “Cause” as of the Separation Date and the Company shall have the right to seek repayment of any or all amounts paid, or the value of other compensation or benefits provided to the Executive pursuant to paragraph (a) above. Without limiting the generality of the preceding sentence, if all or any portion of the Net Severance Amount is held in the aforementioned bank account at the time of the Board Finding, Executive shall cause all amounts then so held to be returned promptly to the Company. Nothing herein shall be deemed as a waiver of Executive’s right to contest the Board’s determination that it had adequate grounds to terminate Executive’s employment for “Cause”.

5.	Final Salary and Paid Time Off. On the first regular Company payday immediately following the Separation Date, the Executive shall receive payment with respect to any earned but unpaid base salary through the Separation Date and accrued paid time off rights, including but not limited to, pay for the vacation the Executive had earned and not used as of the Separation Date. Such unpaid base salary through the Separation Date and accrued paid time off rights are equivalent to $45,730.

6.	Confidentiality. The Executive affirms that the provisions of Section 7 of the Employment Agreement shall remain in full force and effect and continue to apply in accordance with their terms. The Executive represents that he has not taken any action or failed to take any action in breach of the provisions of Section 7 of the Employment Agreement on or before the date upon which he signs this Agreement.

7.	Indemnification and Advancement. At all times prior to, during and after this Separation Agreement, the Executive shall continue to receive the rights of advancement and indemnification from the Company to the fullest extent permitted under the Company’s Amended and Restated Bylaws (effective September 28, 2011) and under Delaware Law, including indemnification for “fees on fees” litigation.

8.	Withholding. All payments made by the Company to the Executive under Sections 4 and 5 of this Agreement shall be subject to applicable tax withholding.

9.	Consultation with Attorney; Voluntary Agreement. The Executive understands and agrees that the Executive has the right and has been given the opportunity to review this Agreement and, specifically, the General Release and Waiver attached as Appendix A to this Agreement, with an attorney. Executive represents that he has read this Agreement, including the aforementioned Release, and understands its terms and that the Executive enters into this Agreement freely, voluntarily, and without coercion.

10.	Miscellaneous.

(a) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and the authorized designee of the Board. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(b) The Company and the Executive each hereby affirm that it is their intention that the provision of payments and benefits described or referenced herein be exempt from or in compliance with the requirements of Section 409A of the Code and that each party’s tax reporting shall be completed in a manner consistent with such view. The Executive and the Company hereby further agree that in the event that any payment or benefit made or provided to the Executive in connection with his service to the Company would result in the imposition of an excise tax pursuant to Section 4999 of the Code, the provisions of Section 21 of the Employment Agreement shall apply.

(c) Subject to his other personal and profession commitments existing at the time, the Executive agrees from and after the Consulting Period, will make himself reasonably available to the Company to provide cooperation and assistance to the Company with respect to areas and matters in which he was involved during his employment, including any threatened or actual litigation concerning the Company, and make himself reasonably available to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company agrees to reimburse the Executive for the actual out-of-pocket expenses incurred by him as a result of complying with this provision, subject to submission to the Company of documentation substantiating such expenses as the Company may require.

(d) The Company shall pay or reimburse the Executive for all reasonable and necessary legal expenses incurred in connection with his negotiation and entry into of this Agreement, and the General Release and Waiver Agreement, subject to a maximum payment/reimbursement of $15,000.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

(f) In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

(g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules. Any suit involving any dispute, controversy or claim arising under or relating to this Agreement, or the General Release and Waiver Agreement may only be brought in a court of competent jurisdiction within the United States of America. The Company and the Executive hereby irrevocably consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding and waive any objection to venue or inconvenient forum.

(h) This Agreement, along with the General Release and Waiver Agreement and the surviving provisions of the Employment Agreement as expressly provided herein, contain the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes any and all prior discussions, agreements, negotiations and understandings of every kind and nature between the parties pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Central European Distribution Corporation

By:	/s/ David Bailey
David Bailey, Interim Chief Executive Officer

/s/ Christopher Biedermann
Christopher Biedermann

Appendix A

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “Agreement”) is made and entered into by and between Christopher Biedermann (the “Officer”) and Central European Distribution Corporation, a Delaware corporation (“CEDC”) (together, with all of its subsidiaries and affiliated entities, collectively hereinafter referred to as “Company).

I.	TERMINATION OF EMPLOYMENT

The parties acknowledge that the Officer resigned as Chief Financial Officer of the Company, effective as of September 14, 2012.

II.	CONSIDERATION

As mutual consideration for Officer’s as well as the Company’s entering into and abiding by this Agreement, and as contemplated by the Separation Agreement entered into by the Officer and CEDC dated as of September 14, 2012 (the “Separation Agreement”), the Officer will take such actions contemplated by the Separation Agreement and the Company will pay and provide to the Officer the amounts and benefits set forth in the Separation Agreement, subject to its terms and conditions (all such amounts and benefits the “Separation Payments”). The parties agree that the Separation Payments are in excess of any payments or benefits to which Officer may otherwise be entitled from the Company.

III.	MUTUAL RELEASES

A. Officer, for Officer and Officer’s predecessors, successors, assigns, and heirs, hereby knowingly and voluntarily forever discharges and releases the Company and each of its predecessors and representatives, along with each of its present or former officers, directors, employees, employee benefit plans, stockholders, affiliates, insurers, successors and assigns from all rights, claims and demands Officer may have based on or related to Officer’s employment or termination of employment with the Company or that the Officer had, now has, or may hereafter claim to have based on any facts or events, whether known or unknown by Officer that occurred on or before the date Officer signs this Agreement or events that are contemplated by this Agreement, including, without limitation, a release of any rights or claims the Officer may have based on (i) the following United States laws: the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Employee Retirement Income Security Act of 1974, as amended; (ii) applicable laws of the states of the United States concerning wages, employment and discharge; (iii) applicable laws of Poland and the European Union concerning wages, discrimination, employment and discharge; (iv) claims arising out of any legal restrictions of the right to terminate Officer, such as wrongful or unlawful discharge or related causes of action; (v) defamation, invasion of privacy, intentional or negligent infliction of emotional distress or any other tortious conduct; and/or (vi) violations of any contract or promise, express or implied, specifically including, but not limited to, the Employment Agreement (as defined in the Separation Agreement). No reference to the

Appendix A - 1

aforementioned causes of action or claims is intended to limit the scope of this Agreement. Notwithstanding the foregoing, the Officer does not hereby release any rights, claims or demands with respect to the enforcement of this Agreement, the Separation Agreement, or the period following the effective date of this Agreement.

B. The Company hereby knowingly and voluntarily forever discharges and release Officer, Officer’s predecessors, successors, assigns, and heirs, from all rights, claims or demands the Company had, now has, or may hereafter claim to have against Officer based on Officer’s employment with Company (or the termination thereof), or on any facts or events, whether known or unknown by the Company that occurred on or before the date the Comp signs this Agreement; provided, however, that this release shall not include a release of the Company’s rights under Section 4(b) of the Separation Agreement. Notwithstanding the foregoing, the Company does not hereby release any rights, claims or demands with respect to the enforcement of this Agreement, any other provision of the Separation Agreement, or the period following the effective date of this Agreement.

IV.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

Officer confirms that Officer is over the age of 40 and has been given twenty-one (21) days to review and consider this Agreement before signing it.

V.	ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

Officer is encouraged to consult with an attorney before signing this Agreement.

VI.	OFFICER’S RIGHT TO REVOKE AGREEMENT

If this Agreement is signed by Officer and returned to the Company within the time specified in Section IV, Officer may revoke this Agreement within seven (7) calendar days of the date of the Officer’s signature. Revocation can be made by delivering a written notice of revocation to the Company. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter) after the Officer signs this Agreement. If the Officer revokes this Agreement, it shall not be effective or enforceable and Officer will not receive the payments or benefits described in Section II hereof or the release set forth in Section III (B) above. Notices for the purposes of this paragraph shall be effective if delivered personally, or by certified mail, to the following address (or such other address as the Officer shall notify Company, or Company shall notify the Officer (as the case may be), in each case in writing):

Officer: Christopher Biedermann	Company: Central European Distribution Corporation

at the most recent address in the payroll records of the Company	Bobrowiecka 6 00-728 Warsaw, Poland Attention: David Bailey Facsimile: +48 22 456 60 01

Appendix A - 2

VII.	SEVERABILITY AND JUDICIAL RESTATEMENT

Officer and Company agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

VIII.	MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereunder.

The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.

Officer acknowledges and represents that Officer has voluntarily executed this Agreement.

This Agreement shall not be assignable, except that in the event of the death of Officer while amounts or benefits are still due hereunder, any remaining payments due as described in Section II hereof shall be paid to Officer’s estate.

IX.	EFFECTIVE DATE OF AGREEMENT

The effective date of this Agreement shall be eight (8) calendar days after the date this Agreement is signed and dated by Officer. If the Agreement is not dated by Officer then, in that event, the effective date of this Agreement shall be eight (8) calendar days after receipt of the signed Agreement by Company.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS PRIOR TO THE DATE OFFICER SIGNS THIS AGREEMENT INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT. OFFICER ACKNOWLEDGES THAT OFFICER HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

Appendix A - 3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:

Name:	David Bailey

Title:	Interim Chief Executive Officer

Date:

Christopher Biedermann

Date:

Appendix A - 4

Appendix B

The Executive will support the Interim CEO and Interim CFO in the overall transition of the financial function from the Executive to the Interim CFO. This will include but is not limited to the following areas:

1.	Financial Reporting Function

(a)	Support in preparing the final restated 2010, 2011 and Q1 2012 SEC reports (10Q/A’s and 10K/A) as well as the 2nd quarter 2012 10Q.

(b)	Support the Interim CFO in organizing and executing the Q3 2012 close process for the Company’s group.

(c)	Advising on any accounting or reporting issues as part of the close process as necessary.

(d)	Review of current monthly reporting packs and support in development of new reporting packs to better support the goals of new Company management.

(e)	Transfer over of knowledge from Executive to Interim CFO on all issues around restatement and normal month-end closing.

(f)	Consultation on earnings press releases and investor presentations.

2.	2013 Budget Process – Support in developing the structure for the 2013 budget process including:

(a)	Timeline and overall organization;

(b)	Develop reporting packs to be completed by business units;

(c)	Development of overall consolidation model for budgeting;

(d)	Support Interim CFO with communications to Business Unit CFO’s with regards to the budget process;

(e)	Provide views to Company management with regards to assumptions and output coming from the business units 2013 budget; and

(f)	Work with Company group Treasurer and Interim CFO to develop improved cash flow budgeting as part of 2013 budgeting process.

3.	Reorganization and Structure

(a)	Work closely with the Russian finance team to provide restructuring of the legal entities in order to maximize tax benefits and avoid any potential technical bankruptcy issues, all within the confines of the Company’s current Senior Secured 2016 bond indenture.

Appendix B - 1

(b)	Clean sheet of paper look at current head office finance function to develop proposed new structure for immediate term and transition to a more effective long term structure, including:

(i)	Identification of current skill gaps in the organization and support in filling these gaps; and

(ii)	Assist in the recruitment of new employees to ensure proper structure of head office finance team.

(c)	Advise on implementation of a new head office SAP BPC Financial Consolidation system.

4.	Treasury

(a)	Support in transition of cooperation with Company Treasurer from the Executive to the Interim CFO and CEO.

(b)	Support in assessing the structure of Company Treasury and proposal for any required changes.

(c)	Review of cash flow forecasts together with Interim CEO.

(d)	Support in ensuring compliance with loan agreements and outstanding bond indentures.

(e)	Preparing Interim CFO for meetings and discussions with rating agencies.

(f)	Consultation on current working capital financing in Poland and analysis of new proposals (e.g. working capital loans and/or new factoring arrangements).

5.	Management reporting

(a)	Support in preparing new monthly management reporting package and KPI system.

6.	Other

(a)	Advice when needed on SOX compliance and internal controls.

(b)	Provide Interim CEO with view on potential investor or analysts meetings. Preparing the Interim CFO for any meetings with investors or analysts if necessary.

Appendix B - 2